Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-44922, 333-02845, 333-42445, 333-42447, 333-47277 and 333-61128 on Form S-8 of our reports dated February 20, 2007, (which report includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 158, Employer’s Accounting for Defined Benefit Plans, on December 31, 2006, and Statement of Financial Accounting Standards No. 123R, Share-based Payment, on January 1, 2006, as described in Note 1), relating to the consolidated financial statements and consolidated financial statement schedule of Wausau Paper Corp. and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Wausau Paper Corp. for the year ended December 31, 2006.

DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Milwaukee, Wisconsin
March 15, 2007